EXHIBIT 8.8(d)
Amendment No. 1 to Participation Agreement
     This Amendment to the Participation Agreement (“Agreement”) between The Alger Portfolios (formerly The Alger American Fund) (the “Fund”), Fred Alger & Company, Incorporated (the “Adviser/Distributor”) and Zurich American Life Insurance Company (formerly Kemper Investors Life Insurance Company) (the “Company”) dated May 1, 1999, is effective this 1st day of April, 2011. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.
     WHEREAS, the Fund and the Company desire to distribute the prospectuses of the series within the Fund pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and
WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:
1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Fund shall provide the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide the Company with Statutory Prospectuses. If the Fund makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Fund shall, instead of providing the Company with a revised Summary Prospectus, provide the Company with a Supplement setting forth the changes in the Rule 497 filing.

3.	The Fund and/or the Adviser/Distributor shall be responsible for compliance with Rule 498(e).

4.	The Fund and Adviser/Distributor each represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series. The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

5.	The Fund and Adviser/Distributor each agrees that the URL indicated on each Summary Prospectus will lead Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Fund shall immediately notify the Company of any interruptions in availability of this web page. The Fund and Adviser/Distributor each agrees that the web landing page used for hosting Summary Prospectuses will not contain any marketing materials and that the landing page will contain only Summary Prospectuses for insurance product funds.

6.	The Fund and Adviser/Distributor represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Fund documents made directly to the Fund, Adviser/Distributor or one of their affiliates. The Fund and Adviser/Distributor further represent and warrant that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

7.	The Company represents and warrants that it will respond to requests for additional Fund documents made by Contract Owners directly to the Company or one of its affiliates.

8.	Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which the Company is responsible will be done in compliance with Rule 498.

9.	At the Company’s request, Adviser/Distributor and the Fund will provide the Company with URLs to the current Fund and series’ documents for use with Company’s electronic delivery of Fund documents or on the Company’s website. Adviser/Distributor and the Fund will be responsible for ensuring the integrity of the URLs and for maintaining the Fund and series’ current documents on the website to which such URLs originally navigate.

10.	If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund and Adviser/Distributor will provide the Company with at least 60 days’ advance notice of its intent.

11.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

12.	The parties agree that the Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of the Company. The Company agrees that it will give Adviser/Distributor and the Fund sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.
Dated as of April 1,2011.

ZURICH AMERICAN LIFE INSURANCE COMPANY (formerly known as KEMPER INVESTORS LIFE INSURANCE COMPANY)
By:	/s/ Richard Grilli
Title: Chief Operating Officer
Date: April 11, 2011

THE ALGER PORTFOLIOS (formerly known as THE ALGER AMERICAN FUND)
By:	/s/ Lisa Moss
Name and Title: Lisa Moss, Assistant Secretary
Date: April 6, 2011

FRED ALGER & COMPANY, INCORPORATED
By:	/s/ Lisa Moss
Name and Title: Lisa Moss, Senior Vice President
Date: April 6, 2011

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